Exhibit 99.1

For Immediate Release

Contact:	Brooke Hammerling	Mei Li
	Brew Media Relations	NetSuite Inc.
	415/596-5428	650/627-1063
	brooke@brewpr.com	meili@netsuite.com

FORMER MOTOROLA CEO AND SUN MICROSYSTEMS PRESIDENT

EDWARD ZANDER JOINS NETSUITE BOARD OF DIRECTORS

SAN MATEO, Calif. — June 23, 2009 — NetSuite Inc. (NYSE: N), a leading vendor of on-demand, integrated business management software suites for the mid-market enterprise and divisions of large companies, today announced the appointment of veteran technology executive Edward Zander to its board of directors. Mr. Zander was most recently chairman of the board and chief executive officer of Motorola, Inc. Before joining Motorola in 2004, he spent 15 years with Sun Microsystems, rising to president and chief operating officer. In addition to his board service, Mr. Zander will also serve on the Compensation Committee and the Nominating and Governance Committee of the Board. For more information on NetSuite’s board of directors please visit: www.netsuite.com/board.

“We are really thrilled to have Ed join our board, and I am personally excited to have the opportunity to work with him again,” said Zach Nelson, CEO of NetSuite. “Cloud computing is the convergence of telecommunications, advanced data center capabilities, and great web-native software. Ed’s incredible background and track record in all of these areas will bring enormous benefits to NetSuite as we bring the promise of Cloud Computing to businesses worldwide.”

“NetSuite’s accomplishments to date are as impressive as its potential going forward,” said Mr. Zander. “The NetSuite team, technology and customer base make a powerful combination. I am excited to join such a dynamic company at an important phase of its growth and contribute to their success as they reach greater heights in the industry.”

In addition to his key leadership roles with Motorola and Sun, Mr. Zander was managing director of leading private equity fund Silver Lake Partners, vice president of marketing at Apollo Computer, and an engineering and marketing executive with Data General. He is a member of the Board of Trustees at Rensselaer Polytechnic Institute and a member of the Dean’s Advisory Council of the School of Management at Boston University.

Mr. Zander has served on the board of directors of several technology companies. In addition to NetSuite, he currently serves on the board of directors of Netezza Corp. and Seagate. He earned an MBA and has received an honorary Ph.D. from Boston University, and a degree in electrical engineering from Rensselaer Polytechnic Institute.

For more information about NetSuite, please visit www.netsuite.com.

NOTE: NetSuite and the NetSuite logo are registered service-marks of NetSuite Inc.

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